UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 22, 2005

PHARMACOPEIA DRUG DISCOVERY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey		08543-5350
(Address of principal executive offices)		(Zip Code)

(609) 452-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On August 23, 2004, Columbia University Science and Technology Ventures (“Columbia”) provided Pharmacopeia Drug Discovery, Inc. (the “Company”) with a notice of material breach of the License Agreement, dated July 16, 1993 and as amended October 6, 1995, among the Company, the Trustees of Columbia University in the City of New York (the “University”) and Cold Spring Harbor Laboratory (the “Agreement”) arising from an alleged underpayment by the Company of certain royalties under the Agreement.  In correspondence initiated by Columbia, the amount of the alleged underpayment has been estimated to be at least $1.12 million for the period from July 1, 2001 through June 30, 2003.  The Company does not believe that it has underpaid the royalties at issue or that it is in material breach under the Agreement.  The Agreement covers the Company’s core tagging technology used in its proprietary combinatorial chemistry encoding technology, Encoded Combinatorial Libraries on Polymeric Support, or ECLiPS®.  The Company has recorded a charge of $1.0 million for its estimate of the probable financial outcome of this matter.

The parties have a mutual obligation under the terms of the Agreement to negotiate in good faith to resolve the dispute.  As a result of the discussions that have taken place to date, on February 22, 2005, the Company, the University and Cold Spring Harbor Laboratory executed a letter agreement (the “Amendment”) amending a preexisting Tolling Agreement among the parties.  Pursuant to the Amendment, the University and Cold Spring Harbor Laboratory have agreed not to terminate the Company’s license under the Agreement earlier than April 15, 2005, instead of February 22, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA DRUG DISCOVERY, INC.

	By:	/s/ Brian M. Posner

Brian M. Posner, Vice President, Finance and Treasurer

Date: February 24, 2005